UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2022

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 10, 2022, Athenex, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Securities, LLC, (the “Underwriter”), in connection with the offer and sale of 35,333,334 shares of the Company’s common stock, par value $0.001 per share (the “common stock”), warrants to purchase up to 40,000,000 shares of common stock at a price of $1.00 per share (the “common warrants”) and, pre-funded warrants to purchase up to 4,666,666 shares of common stock at a price of $0.001 per share (the “pre-funded warrants,” and together with the common warrants, the “warrants”) pursuant to a registration statement on Form S-3 (File No. 333-258185) that was filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2021 and became effective on August 12, 2021, and the prospectus contained therein, as supplemented by the prospectus supplement dated August 10, 2022 (the “Prospectus Supplement”), in an underwritten public offering at a public offering price of $0.75 for each share of common stock and accompanying common warrant and $0.749 for each pre-funded warrant and accompanying common warrant (the “Offering”). The warrants are immediately exercisable and will expire five years from the date of issuance. The warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock and also are entitled to participate on an as-exercised basis with respect to the Company’s stockholders. In the event of a fundamental transaction, the holders of the warrants are entitled to receive from the Company, or any successor entity, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the warrants, that is being offered and paid to the holders of common stock of the Company in connection with the fundamental transaction. The warrants do not entitle the holders thereof to any voting rights or any of the other rights or privileges to which holders of Common Stock are entitled.

The net proceeds to the Company from the Offering is expected to be approximately $27.6 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from this Offering to fund ongoing clinical development of its product candidates and for working capital and other general corporate purposes. The Offering is expected to close on or about August 15, 2022, subject to the satisfaction of customary closing conditions.

Pursuant to the Underwriting Agreement, the Company and its officers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of the Company’s common stock during the 60- and 90-day period, respectively, following the date of the final prospectus used for the Offering.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters against certain liabilities, including for liabilities under the Securities Act of 1933, as amended, and termination provisions. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the Company. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.

In connection with the Offering, the Company expects to enter into a warrant agency agreement with Computershare Inc. on or prior to the closing date of the offering, pursuant to which Computershare will serve as the warrant agent for the common warrants. The form of warrant agency agreement is included as an exhibit to the Underwriting Agreement.

The foregoing descriptions of (i) the Underwriting Agreement, including the forms of common warrant, and warrant agency agreement attached thereto as exhibits, and (ii) the pre-funded warrant are summaries of their material terms, do not purport to be complete, and are qualified in their entirety by reference to the Underwriting Agreement and the form of pre-funded warrant, copies of which are being filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

A copy of the legal opinion and consent of Harter Secrest & Emery LLP relating to the Offering is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

On August 10, 2022, the Company issued a press release announcing the launch of the Offering, and on August 11, 2022, the Company issued a press release announcing the pricing of the Offering. Copies of these press releases are attached as Exhibit 99.1 and 99.2 to this report and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

5.1	Opinion of Harter Secrest & Emery LLP

10.1	Underwriting Agreement, dated August 10, 2022, by and between the Company and SVB Securities LLC.

10.2	Form of Pre-Funded Warrant

23.1	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)

99.1	Press release issued by the Company on August 10, 2022

99.2	Press release issued by the Company on August 11, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: August 12, 2022	/s/ Joe Annoni
	Name:	Joe Annoni
	Title:	Chief Financial Officer

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